Walgreen Co. Corporate Communications ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 940-2500

Contact: Michael Polzin
(847) 914-2925

FOR IMMEDIATE RELEASE                                INTERNET: http://www.walgreens.com
WALGREEN CO. REPORTS 14.2 PERCENT EARNINGS INCREASE
AND RECORD SALES IN THIRD QUARTER 2006

•	Earnings include $20.1 million stock option expense and $13.6 million tax benefit
•	112 new stores opened in quarter versus 87 last year
•	Plans for 500 new stores in fiscal 2007 announced

    DEERFIELD, Ill., June 26, 2006 - Walgreen Co. (NYSE, NASDAQ: WAG) today reported 14.2 percent net earnings growth in the third quarter of fiscal 2006, including the effects of expensing stock options and a benefit from various tax matters. This was achieved while opening 112 new stores in the quarter, compared to 87 new stores in the year-ago quarter. With 334 stores opened or acquired in the first nine months of the fiscal year, Walgreens is on track to reach its goal of opening about 475 new stores in fiscal 2006, including about 390 net new stores after relocations and closings. These new store figures don’t include the 76 Happy Harry’s pharmacies that will merge with Walgreens when that transaction closes in the coming weeks.

Net earnings for the quarter ended May 31 were up 14.2 percent to $469 million or 46 cents per share (diluted), from $411 million or 40 cents per share (diluted) in the same quarter a year ago. This year’s third quarter earnings were reduced by $20.1 million pre-tax for employee stock option program expenses, as required by accounting regulations. Last year, these options weren’t expensed. At the same time, earnings benefited from a $13.6 million credit from the settlement of certain prior years’ Internal Revenue Service matters. Also, last year’s quarter includes a pre-tax gain of $6.6 million from litigation settlements.

"We turned the corner in May on the impact of a mild flu season and are seeing more patients filling prescriptions under the Medicare drug benefit program," said Chairman and CEO Dave Bernauer. "Many patients who couldn’t afford to be compliant with their drug therapy

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before are now refilling their prescriptions more regularly. That helped pharmacy sales to trend up late in the quarter. Meanwhile, store expansion continues on schedule, including our first store opening in West Virginia earlier this month. We’ll add our first stores in Maine during fiscal 2007 and in Delaware later this summer as a result of the Happy Harry’s pharmacy chain merger with us. This will give us a presence in all 48 contiguous states."

Net earnings for the nine months climbed 8.8 percent to $1.34 billion or $1.31 per share (diluted), versus last year’s $1.23 billion or $1.20 per share (diluted). This year’s nine-month earnings were reduced by $83.7 million pre-tax for employee stock option program expenses and include the previously mentioned $13.6 million tax benefit, while last year’s nine-month results include a similar $7.8 million tax benefit. Also, last year’s nine-month period includes pre-tax gains of $26.3 million from litigation settlements.

Sales increased 12.4 percent to a record $12.2 billion for the third quarter and 11.1 percent to $35.2 billion for the first nine months. Total sales in comparable drugstores (those open more than a year) were up 7.6 percent in the quarter, while front-end comparable drugstore sales rose 4.6 percent.

Prescription sales, which accounted for 65.2 percent of total sales in the quarter, climbed 13.5 percent. Prescription sales in comparable drugstores rose 9.3 percent in the quarter, while the number of prescriptions filled in comparable drugstores increased 4.0 percent. Third party plans accounted for 93.5 percent of all prescription sales in the quarter.

Gross profit margins decreased 39 basis points versus the year-ago quarter to 27.46 as a percent to sales due in part to lower pharmacy margins from additional Medicare Part D business as well as a continued shift in the company’s overall sales mix toward prescriptions, which carry lower margins than front-end merchandise. Those factors were partially offset by the introduction of new, higher margin generic drugs. Front end margins also decreased as a result of sales mix.

Third quarter selling, occupancy and administration expenses decreased 25 basis points from the previous year, from 21.90 to 21.65 as a percent to sales. Lower legal and digital photo conversion expenses helped the SO&A ratio, although that was partially offset by employee stock option expenses.

"We’re benefiting from the digital photo explosion, thanks to our convenient locations and technology that allows customers to upload photos to virtually any Walgreens

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store of their choice and pick them up in as little as an hour," said President Jeff Rein. "With our Walgreens.com photo Web site and partnerships with online photofinishers including HP’s Snapfish and AOL, digital photo orders increased nearly 50 percent from last year’s third quarter and now comprise more than one-third of our one-hour photofinishing orders."

In recent news, Walgreens also announced:

•
President Jeff Rein will become chief executive officer effective July 12, 2006, while retaining his title as president. Current CEO and Chairman Dave Bernauer will continue as chairman. The moves are part of Walgreens long-range leadership succession planning.

•
The company is partnering with Take Care Health Systems to open in-store health clinics inside more than 20 stores in the Kansas City and St. Louis metro areas this summer. Walgreens also will partner with InterFit Health’s RediClinics and with Pinnacle Health System on in-store clinics in other markets later this year.

•
Delaware-based Happy Harry’s pharmacy chain has agreed to a merger with Walgreens. The transaction, which has received regulatory approval and is expected to close in the coming weeks, includes all 76 Happy Harry’s stores in Delaware, Pennsylvania, Maryland and New Jersey, and the corporate office and distribution center in Newark, Del.

    "We’ll continue to evaluate other potential retail pharmacy acquisitions, but we’ll pursue only those with a solid strategic fit, which are rare," Bernauer said.

    At May 31, Walgreens operated 5,251 drugstores in 45 states and Puerto Rico, versus 4,837 a year ago. In fiscal 2007, the company anticipates organic growth of more than 400 net new stores after closings and relocations, with an overall expansion of 500 new stores. "As we grow to 7,000 stores in 2010, we currently have about 1,300 approved new locations and thousands of additional targeted, potential sites throughout the U.S.," said Bernauer.

    For additional information on the quarter’s results, investors can listen to a recorded Webcast discussion on Walgreens Investor Relations Web site at: http://investor.walgreens.com.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company’s most recent Form 10-K, which Note is incorporated into this news release by reference.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions Except Per Share Data)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2006	2005	2006	2005

Net sales	$ 12,175.2	$ 10,830.6	$ 35,238.7	$ 31,706.7

Costs and Deductions:
Cost of sales	8,832.0	7,814.4	25,433.7	22,852.0
Selling, occupancy and administration	2,635.6	2,372.1	7,734.7	6,928.9
	11,467.6	10,186.5	33,168.4	29,780.9
Other Income:
Interest income	15.6	10.9	32.4	22.7

Earnings before income tax provision	723.2	655.0	2,102.7	1,948.5
Income tax provision	254.0	244.0	764.4	718.0
Net earnings	$ 469.2	$ 411.0	$ 1,338.3	$ 1,230.5
Per share-
Basic	$ .46	$ .41	$ 1.32	$ 1.21
Diluted	$ .46	$ .40	$ 1.31	$ 1.20

Dividends declared	$ .065	$ .0525	$ .195	$ .1575

Average shares outstanding	1,008.8	1,019.5	1,010.8	1,021.2
Dilutive effect of stock options	9.1	9.6	9.3	8.2
Average shares outstanding assuming dilution	1,017.9	1,029.1	1,020.1	1,029.4

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
(Dollars in Millions)

	May 31,	May 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$ 802.4	$ 541.2
Short-term investments - available for sale	1,000.8	829.0
Accounts receivable, net	2,041.5	1,515.7
Inventories	5,543.7	5,204.6
Other current assets	162.0	191.8
Total Current Assets	9,550.4	8,282.3
Property and Equipment, at cost, less
accumulated depreciation and amortization	6,656.4	5,931.5
Other Non-Current Assets	234.9	127.8
Total Assets	$ 16,441.7	$ 14,341.6

Liabilities and Shareholders' Equity
Current Liabilities:
Trade accounts payable	$ 3,731.0	$ 2,827.1
Accrued expenses and other liabilities	1,629.0	1,454.4
Income taxes	43.1	106.5
Total Current Liabilities	5,403.1	4,388.0
Non-Current Liabilities:
Deferred income taxes	177.6	271.8
Other non-current liabilities	1,071.7	965.3
Total Non-Current Liabilities	1,249.3	1,237.1

Shareholders' Equity	9,789.3	8,716.5

Total Liabilities & Shareholders' Equity	$ 16,441.7	$ 14,341.6

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Dollars in Millions)

	Nine Months Ended
	May 31,	May 31,
	2006	2005

Cash flows from operating activities:
Net earnings	$ 1,338.3	$ 1,230.5
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	408.7	352.2
Deferred income taxes	(62.8)	(25.4)
Stock compensation expense	83.7	-
Income tax savings from employee stock plans	16.0	25.4
Other	48.5	43.8
Changes in operating assets and liabilities
Inventories	60.2	(466.0)
Trade accounts payable	807.4	185.6
Accounts receivable, net	(630.6)	(344.3)
Accrued expenses and other liabilities	123.9	42.5
Income taxes	(27.8)	40.5
Insurance reserves	42.4	71.1
Other current assets	85.1	(16.0)
Net cash provided by operating activities	2,293.0	1,139.9

Cash flows from investing activities:
Purchases of short-term investments-available for sale	(7,919.3)	(8,264.3)
Proceeds from sale of short-term investments-available for sale sale	7,428.7	8,702.1
Additions to property and equipment	(907.2)	(855.9)
Disposition of property and equipment	17.1	10.8
Net proceeds from corporate-owned life insurance policies	9.2	8.5
Business acquisitions, net of cash received	(152.2)	-
Net cash used for investing activities	(1,523.7)	(398.8)

Cash flows from financing activities:
Stock purchases	(520.9)	(644.7)
Proceeds related to employee stock plans	187.9	137.6
Cash dividends paid	(197.3)	(161.1)
Other	(13.4)	24.3
Net cash used for financing activities	(543.7)	(643.9)

Changes in cash and cash equivalents:
Net increase in cash and cash equivalents	225.6	97.2
Cash and cash equivalents at beginning of year	576.8	444.0
Cash and cash equivalents at end of period	$ 802.4	$ 541.2

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